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                                                                    EXHIBIT 12.1

EMC Corporation
Ratio of Earnings to Fixed Charges
(unaudited)

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

                                                                                              Years Ended December 31,
                                                        Nine months ended     -----------------------------------------------------
(in millions)                                           September 30, 2003      2002        2001         2000       1999     1998
                                                       ----------------------------------------------------------------------------
Earnings (loss) before fixed charges:

   Net income (loss)                                         $276.0           $(118.7)    $(507.7)     $1,782.1  $1,010.6  $  654.0
   Income tax provision (benefit)                              54.4            (177.8)      (69.3)        659.1     346.6     260.3
                                                       ----------------------------------------------------------------------------
Income (loss) before taxes                                    330.4            (296.5)     (577.0)      2,441.2   1,357.2     914.3
   Fixed charges computed below                                51.5              81.1        99.2          90.9      86.9      86.5
                                                       ----------------------------------------------------------------------------

Earnings (loss) before fixed charges                         $381.9           $(215.4)    $(477.8)     $2,532.1  $1,444.1  $1,000.8
                                                       ----------------------------------------------------------------------------

Fixed Charges:
   Interest expense                                          $  2.7           $  11.4     $  11.3      $   14.6  $   33.5  $   34.8
   Amortization of deferred charges on convertible
   notes                                                         --                --          --           0.7       2.2       2.2
   Interest portion of rent expense (b)                        48.8              69.7        87.9          75.6      51.2      49.5
                                                       ----------------------------------------------------------------------------
Total fixed charges                                          $ 51.5           $  81.1     $  99.2      $   90.9  $   86.9  $   86.5
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Ratio of earnings to fixed charges                              7.4                --(a)       --(a)       27.9      16.6      11.6
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(a)   EMC would need an additional $296.5 million and $577.0 million in additional earnings to cover its fixed charges in 2002 and 2001, respectively.

(b) Represents the portion of rent expense estimated by management as implicit interest expense